Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

April 6, 2023

99 Acquisition Group Inc.
14 Noblewood Ct,

Gaithersburg, MD 20878

Re: 99 Acquisition Group Inc.

Ladies and Gentlemen:

We have acted as counsel to 99 Acquisition Group Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 8,000,000 units (the “Units”), with each Unit consisting of one share of the Company’s Class A common stock, par value $0.0001 (the “Common Stock”), one redeemable warrant (collectively the “Warrants”), each warrant entitling its holder to purchase one share of Common Stock, and one right to receive one-fifth of one share of Common Stock (collectively, the “Rights”), (ii) up to 1,200,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option, (iii) all Common Stock, Warrants and Rights issued as part of the Units and Over-Allotment Units; (iv) all Common Stock issuable upon exercise of the Warrants included in the Units and Over-Allotment Units; and (v) all Common Stock issuable upon conversion of the Rights included in the Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based on the foregoing, we are of the opinion that:

1. Each of the Units, Over-Allotment Units, Warrants (including the Warrants issuable in connection with the Over-Allotment Units), and Rights (including the Rights issuable in connection with the Over-Allotment Units), if and when paid for in accordance with the terms of the underwriting agreement between the Company and the Representative (the “Underwriting Agreement”), will constitute the valid and legally binding obligations of the Company, enforceable against it in accordance with its terms.

2. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the shares of Common Stock issued as part of the Units and Over-Allotment Units will be validly issued, fully paid and non-assessable.

3. The shares of Common Stock underlying the Warrants (including the Warrants issuable in connection with the Over-Allotment Units), when duly issued, delivered, sold and paid for upon exercise of the Warrants as contemplated by the Warrants, will be fully paid and non-assessable.

4. The shares of Common Stock underlying the Rights (including the Rights issuable in connection with the Over-Allotment Units), when duly issued and delivered upon conversion of the Rights as contemplated by the Rights, will be fully paid and non-assessable.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) with respect to the opinions expressed in paragraph (1) above, the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP